Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 24, 2022, relating to the financial statements of Avalara, Inc., and the effectiveness of Avalara, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Avalara, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP
Seattle, Washington
February 24, 2022